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                                                                    EXHIBIT 99.5


    FORM OF DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ENROLLMENT
                            AND AUTHORIZATION FORM


                            PRISON REALTY CORPORATION



NOTE: This is not a Proxy

Please mark [X] the appropriate box to enroll or change your current Plan option. DO NOT RETURN THIS CARD UNLESS YOU HAVE SELECTED ONE OF THE FOLLOWING OPTIONS.

         [ ] Full Dividend Reinvestment - I wish to reinvest all dividends for the account. I may also make optional cash payments of a minimum of $50 to a maximum of $5,000 per month.

         [ ] Partial Dividend Reinvestment - I wish to receive cash dividends on
         _________ shares and to reinvest my cash dividends on the remainder of any shares for this account. I may also make optional cash payments.

         [ ] Optional Cash Only - I wish to make only optional cash payments to the Plan. I will receive a dividend check for all shares so purchased.

If you have an address change, please mark the box to the right and indicate the change on the reverse side of this form [ ]

PLEASE READ CAREFULLY BEFORE SIGNING. TEAR ALONG PERFORATION AND RETURN THE TOP PORTION TO BOSTON EQUISERVE, L.P. IN THE ENVELOPE PROVIDED. KEEP THE BOTTOM PORTION FOR YOUR RECORDS.


                  Shareholder

                  Date

                  Shareholder

                  Date

                                Detach card here.



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 INVESTMENT OPTIONS FOR THE PRISON REALTY CORPORATION DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

Full Dividend Reinvestment - The dividends on all Prison Realty Corporation shares for this account as well as dividends on shares credited to your account under the Plan will be invested to purchase additional shares. You may also invest by making optional cash payments of at least $50 up to a maximum of $5,000 per month.

Partial Dividend Reinvestment - The dividends on less than all Prison Realty Corporation shares that you own may be reinvested in the Plan. For example, if you own 300 shares and want to receive cash dividends on 100 shares, check off the "Partial Dividend Reinvestment" box and fill in 100 on the blank line. (The cash dividends you wish to receive must be on full shares.) Dividends on the remaining 200 shares will be reinvested to purchase additional shares. You may also invest by making optional cash payments of at least $50 to a maximum of $5,000 per month.

Optional Cash Only - You may make optional payments of at least $50 to a maximum of $5,000 per month without the reinvestment of dividends. Any shares purchased through optional payments will be credited to your account under the Plan. Dividends on all Prison Realty Corporation shares credited to your account under the Plan will be paid to you in cash automatically. Optional Payments must be received by the Agent one business day prior to the commencement of the related 'Pricing Period' as defined in the Plan Prospectus.

Your participation in the Plan is subject to the terms set forth in the accompanying Prospectus. You may terminate participation in the Plan at any time by written notice to BankBoston, N.A. _____________.

Do not return this form unless you intend to participate in the Plan since this form authorized BankBoston, N.A. to enroll your account in the Plan. If this form is signed but no box checked, you will be enrolled in the Plan under the Full Dividend Reinvestment option.